Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2025 THIRD QUARTER

AND NINE-MONTH RESULTS

IRVINE, CA, May 1, 2025 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2025 third quarter ended March 31, 2025. The Company also filed its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2025 with the Securities and Exchange Commission today.

Quarter Ended March 31, 2025

Net sales for the three months ended March 31, 2025, increased $3.1 million, or 22%, to $17.4 million from $14.3 million for the three months ended March 31, 2024, primarily due to the shipment of $6.2 million of our largest customer’s next generation orthopedic handpiece, offset by a $4.4 million decrease in their legacy product, as well as an increase in repair revenue of $0.7 million similarly generated from our largest customer. As previously disclosed, we supported our largest customer’s limited market release quantities of their next generation end effector during the first quarter of this fiscal year and began production shipments in the second quarter of this fiscal year.

Gross profit for the three months ended March 31, 2025, increased $1.8 million, or 45%, to $5.8 million from $4.0 million for the same period in fiscal 2024. While the gross profit increase is consistent with our increase in net sales, its percentage increase is comparatively higher than the percentage increase in net sales primarily due to favorable product mix.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2025, increased $369,000, or 21%, compared to the same period in fiscal 2024 due to increases in research and development, general and administrative and selling expenses, primarily related to increased personnel related expenses.

Our operating income for the quarter ended March 31, 2025, increased $1.4 million, or 65%, to $3.6 million compared to $2.2 million for the prior fiscal year’s corresponding quarter. The increase reflects our increased sales and gross profit, as described above.

Net income for the quarter ended March 31, 2025, was $3.3 million, or $0.98 per diluted share, compared to $655,000, or $0.19 per diluted share, for the corresponding quarter in fiscal 2024. Our net income for the three months ended March 31, 2025, contains unrealized gains on our marketable equity investments of $550,000 while our net income for the three months ended March 31, 2024, contains unrealized losses on our marketable equity investments of $1.2 million. All of our investments are recorded at estimated fair value, and the valuation can be highly volatile. Additionally, during the quarter ended March 31, 2025 we sold some of our marketable equity investments and recorded a realized gain in the amount of $595,000. We had no sales of marketable equity investments during the quarter ended March 31, 2024.

Nine Months Ended March 31, 2025

Net sales for the nine months ended March 31, 2025, increased $10.3 million, or 27%, to $49.1 million from $38.8 million for the nine months ended March 31, 2024 due primarily to $10.9 million in shipments of the newest generation handpiece we sell our largest customer.

Gross profit for the nine months ended March 31, 2025, increased $5.6 million, or 53%, compared to the same period in fiscal 2024. While the gross profit increase is consistent with our increase in net sales, its percentage increase is comparatively higher than the percentage increase in net sales primarily due to favorable product mix.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the nine months ended March 31, 2025, increased 18% to $6.7 million from $5.6 million in the prior fiscal year’s corresponding period, due primarily to an overall increase in personnel costs and legal fees.

Our operating income for the nine months ended March 31, 2025, increased $4.5 million, or 94%, to $9.3 million compared to $4.8 million for the corresponding period of the prior fiscal year. The increase in operating income is attributable to higher sales and gross profit offset by the higher operating expenses described above.

Net income for the nine months ended March 31, 2025, was $7.8 million, or $2.31 per diluted share, compared to $540,000, or $0.15 per diluted share, for the corresponding period in fiscal 2024. Our net income for the nine months ended March 31, 2025, contains unrealized gains on our marketable equity investments of $1.1 million and our net income for the nine months ended March 31, 2024, contains unrealized losses on our marketable equity investments of $3.8 million. All of our investments are recorded at estimated fair value, and the valuation can be highly volatile.

CEO Comments

“We are pleased with our performance including increasing sales and operating income,” said the Company’s President and Chief Executive Officer, Richard L. (“Rick”) Van Kirk. “We are tracking toward another record fiscal year from a revenue perspective, and I continue to be grateful to the entire Pro-Dex team for their contributions, resilience, and teamwork.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also manufactures and sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, (including, but not limited to, expected fiscal year revenue), as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2025	June 30, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$4,473	$2,631
Investments	5,417	4,217
Accounts receivable, net of allowance for expected credit losses of $0 at March 31, 2025 and at June 30, 2024, respectively	15,861	13,887
Deferred costs	141	262
Inventory	23,432	15,269
Prepaid expenses and other current assets	619	345
Total current assets	49,943	36,611
Land and building, net	6,085	6,155
Equipment and leasehold improvements, net	5,344	5,024
Right of use asset, net	1,158	1,473
Intangibles, net	33	54
Deferred income taxes, net	1,555	1,555
Investments	111	1,563
Other assets	44	42
Total assets	$64,273	$52,477

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$5,962	$4,513
Accrued expenses	3,542	3,359
Deferred revenue	—	14
Income taxes payable	385	632
Note payable	8,428	4,374
Total current liabilities	18,317	12,892
Lease liability, net of current portion	813	1,182
Notes payable, net of current portion	9,861	7,536
Total non-current liabilities	10,674	8,718
Total liabilities	28,991	21,610

Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,261,043 and 3,363,412 shares issued and outstanding at March 31, 2025 and June 30, 2024, respectively	551	3,917
Retained earnings	34,731	26,950
Total shareholders’ equity	35,282	30,867
Total liabilities and shareholders’ equity	$64,273	$52,477

PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024

Net sales	$17,414	$14,293	$49,099	$38,819
Cost of sales	11,616	10,291	33,080	28,357
Gross profit	5,798	4,002	16,019	10,462

Operating expenses: Selling expenses	113	17	211	79
General and administrative expenses	1,098	1,012	3,732	3,208
Research and development costs	947	760	2,731	2,353
Total operating expenses	2,158	1,789	6,674	5,640

Operating income	3,640	2,213	9,345	4,822
Interest expense	(246)	(138)	(602)	(409)
Unrealized gain (loss) on marketable equity investments	550	(1,192)	1,060	(3,785)
Interest and other income	15	30	61	76
Gain on sale of investments	595	—	595	—
Income before income taxes	4,554	913	10,459	704
Income tax expense	1,279	258	2,678	164
Net income	$3,275	$655	$7,781	$540

Basic net income per share:
Net income	$1.00	$0.19	$2.36	$0.15
Diluted net income per share:
Net income	$0.98	$0.19	$2.31	$0.15

Weighted average common shares outstanding:
Basic	3,261,043	3,451,423	3,296,744	3,531,249
Diluted	3,337,312	3,523,823	3,366,099	3,603,649
Common shares outstanding	3,261,043	3,451,423	3,261,043	3,451,423